Exhibit 99.1

Regency Energy Partners Reports First-Quarter 2011 Results

Adjusted EBITDA Increased 49% Over First Quarter 2010

DALLAS, May 4, 2011 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today its financial results for the first quarter ended March 31, 2011.

Regency’s adjusted EBITDA increased 49% to $92 million in the first quarter of 2011, compared to $62 million in the first quarter of 2010.

“Regency is off to a strong start in 2011. Consistent performance from each of our business segments in the first quarter allowed us to achieve our internal projections and establish a dynamic platform for continued growth,” said Mike Bradley, president and chief executive officer of Regency.

“With the formation of the LDH Joint Venture, Regency is now a significant player in the growing natural gas liquids business and is poised to capture increasing demand for additional NGL infrastructure,” continued Bradley. “In addition, the LDH Joint Venture broadens our business mix and we anticipate these assets will provide multiple organic growth opportunities.”

For the quarter ended March 31, 2011, the Partnership recorded net income of $14 million, compared to a net loss of $0.6 million in the first quarter of 2010.  This variance was primarily attributable to the following items: a $16-million increase in income from unconsolidated subsidiaries from the acquisition of a 49.9% interest in the Midcontinent Express Pipeline (“MEP”) in May 2010 and the completion of the Haynesville Expansion Project in early 2010; and a $13-million increase in total segment margin, primarily from the addition of the Contract Treating segment acquired in September 2010 and an increase in Contract Compression segment margin. These items were partially offset by a $15-million increase in depreciation and amortization expense due to an increase of property, plant and equipment amounts resulting from the fair value adjustments upon the acquisition of Regency’s General Partner in May 2010.

REVIEW OF SEGMENT PERFORMANCE

Adjusted total segment margin increased 9% to$99 million for the first quarter of 2011, compared to$91 million for the first quarter of 2010.

Gathering and Processing – The Gathering and Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities.  In addition, Regency reports its producer services revenues in this segment.

Adjusted segment margin for the Gathering and Processing segment, which excludes non-cash hedging gains and losses related to the Gathering and Processing segment, was $52 million for the first quarter of 2011, compared to$55 million for the first quarter of 2010.  The decrease was primarily due to lower realized commodity prices.

Total throughput volumes for the Gathering and Processing segment averaged 1 million MMbtu per day of natural gas, and processed NGLs averaged 28,000 barrels per day for the first quarter of 2011. For the first quarter of 2010, total throughput volumes averaged 1 million MMbtu per day of natural gas, and processed NGLs averaged23,000 barrels per day.

Joint Ventures – The Joint Ventures segment, formerly called the Transportation segment, consists of Regency’s 49.99% interest in the Haynesville Joint Venture and its 49.9% interest in the MEP Joint Venture.  Since Regency uses the equity method of accounting for the Haynesville Joint Venture and the MEP Joint Venture, Regency does not record segment margin for the Joint Ventures segment.  Rather, the income attributable to both the Haynesville Joint Venture and the MEP Joint Venture is recorded as income from unconsolidated subsidiaries.

For the first quarter of 2011, Regency reported income from unconsolidated subsidiaries of $24 million, of which $14 million was related to the Haynesville Joint Venture and $10 million was related to the MEP Joint Venture.  For the first quarter of 2010, Regency reported income from unconsolidated subsidiaries of $8 million.  The increase from 2010 to 2011 was primarily due to the acquisition of a 49.9% interest in the MEP Joint Venture in May 2010.

For comparison purposes only, Regency is providing operating data and segment information assuming 100% ownership of both joint ventures.

The Haynesville Joint Venture, which consists solely of the Regency Intrastate Gas System (“RIGS”), was previously wholly owned by Regency and is currently operated by Regency.  The Haynesville Joint Venture’s segment margin increased to $47 million for the first quarter of 2011, compared to $34 million for the first quarter of 2010.  This increase was primarily driven by the completion of the Haynesville Expansion Project and Red River Lateral in January 2010.

Total throughput volumes for the Haynesville Joint Venture averaged 1.5 million MMbtu per day of natural gas for the first quarter of 2011, compared to an average of 883,000 MMbtu per day of natural gas for the first quarter of 2010.

The MEP Joint Venture consists solely of MEP, which is operated by Kinder Morgan Energy Partners, L.P.  The MEP Joint Venture’s segment margin increased to $61 million for the first quarter of 2011 compared to $47 million for the first quarter of 2010.  This increase was primarily attributable to the expansion project completed in June 2010, which increased total pipeline capacity from 1.5 Bcf/d to 1.8 Bcf/d.

Total throughput volumes for the MEP Joint Venture averaged 1.4 million MMbtu per day of natural gas for the first quarter of 2011, compared to an average of 1.3 million MMbtu per day of natural gas for the first quarter of 2010.

Contract Compression – The Contract Compression segment provides turnkey natural gas compression services.

Segment margin for the Contract Compression segment was $41 million for the first quarter of 2011, compared to $37 million for the first quarter of 2010.  This increase was primarily attributable to increased revenue generating horsepower provided to third parties and additional contract compression services provided to the Gathering and Processing segment. The inter-segment revenues are eliminated upon consolidation.

Regency’s revenue generating horsepower increased to 848,000 for the first quarter of 2011, compared to 760,00 horsepower for the first quarter of 2010.

Contract Treating – The Contract Treating segment owns and operates a fleet of equipment used to provide treating services, such as carbon dioxide and hydrogen sulfide removal, natural gas cooling, dehydration and BTU management to natural gas producers and midstream pipeline companies.

Segment margin for the Contract Treating segment, which was acquired in September 2010, was $7 million for the first quarter of 2011. As of March 31, 2011, revenue generating Gallons Per Minute (“GPM”) was 3,268.

Corporate and Others – The Corporate and Others segment is primarily comprised of revenues from the operations of a 10-mile interstate pipeline, as well as partial reimbursements of general and administrative costs from the Haynesville Joint Venture.  Segment margin in the Corporate and Others segment was $5 million for the first quarter of 2011, compared to $5 million for the first quarter of 2010.

ORGANIC GROWTH

In the first quarter of 2011, Regency invested approximately $62 million for growth capital projects – exclusive of growth capital related to its joint venture interests – of which approximately $26 million was related to organic growth projects in the Gathering and Processing segment; $34 million was related to the fabrication of new compressor packages for the Contract Compression segment; and $2 million was related to the fabrication of new treating plants for the Contract Treating segment. For the full year 2011, Regency expects to make $253 million of organic growth capital expenditures.

CASH DISTRIBUTIONS

On April 26, 2011, Regency announced a cash distribution of 44.5 cents per outstanding common unit and Series A Preferred Unit for the first quarter ended March 31, 2011. This distribution is equivalent to $1.78 per outstanding common unit and Series A Preferred Unit on an annual basis and will be paid on May 13, 2011, to unitholders of record at the close of business on May 6, 2011.

In the first quarter of 2011, Regency generated $59 million in cash available for distribution, representing coverage of 0.88 times the amount required to cover its announced distribution to unitholders, including the common units issued at the close of the LDH acquisition. Exclusive of the newly-issued units, coverage would have been 0.93 times.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period.  Distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss first quarter 2011 results on Thursday, May 5, 2011, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time).

The dial-in number for the call is 1-866-788-0542 in the United States, or +1-857-350-1680 outside the United States, pass code 99047709.  A live webcast of the call may be accessed on the investor information page of Regency Energy Partners’ website at www.regencyenergy.com. The call will be available for replay for seven days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 24958497.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-GAAP financial measures of:

•	EBITDA;
•	adjusted EBITDA;
•	cash available for distribution;
•	segment margin;
•	total segment margin;
•	adjusted segment margin; and
•	adjusted total segment margin.

These financial metrics are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly-comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

We define adjusted EBITDA as EBITDA plus (minus) non-cash loss (gain) from commodity and embedded derivatives, non-cash unit-based compensation, loss (gain) on asset sales, net, loss on debt refinancing, other non-cash (income) expense, net, and the Partnership’s interest in adjusted EBITDA from unconsolidated subsidiaries less income from unconsolidated subsidiaries.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and general partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Our EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate EBITDA or adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	adjusted EBITDA;
•	minus interest expense, excluding capitalized interest;
•	minus maintenance capital expenditures;
•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by us during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define segment margin, generally, as revenues minus cost of sales.  We calculate our Gathering and Processing segment margin and Corporate and Others segment margin as our revenue generated from operations minus the cost of natural gas and NGLs purchased and other cost of sales, including third-party transportation and processing fees.

We do not record segment margin for the Joint Ventures segment because we record our ownership percentages of the net income in the Haynesville Joint Venture and MEP Joint Venture as income from unconsolidated subsidiaries.

We calculate our Contract Compression segment margin as our revenues generated from our contract compression operations minus the direct costs, primarily compressor unit repairs, associated with those revenues.

We calculate our Contract Treating segment margin as revenues generated from our contract treating operations minus direct costs associated with those revenues.

We calculate total segment margin as the total of segment margin of our five segments, less intersegment eliminations.

We define adjusted segment margin as segment margin adjusted for non-cash (gains) losses from commodity derivatives. We define adjusted total segment margin as total segment margin adjusted for non-cash (gains) losses from commodity derivatives. Our adjusted total segment margin equals the sum of our operating segments’ adjusted segment margins or segment margins, including intersegment eliminations. Adjusted segment margin and adjusted total segment margin are included as supplemental disclosures because they are primary performance measures used by management as they represent the results of product purchases and sales, a key component of our operations.

Our total segment margin and adjusted total segment margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these amounts in the same manner.

For quarterly comparison purposes only we have also used the following non-GAAP financial measures related to the Haynesville Joint Venture and the MEP Joint Venture:

•	Haynesville Joint Venture segment margin;
•	MEP Joint Venture segment margin.

We define the Haynesville Joint Venture’s segment margin as the Haynesville Joint Venture’s revenue minus cost of sales.

We define the MEP Joint Venture’s segment margin as the MEP Joint Venture’s revenue minus cost of sales.

FORWARD-LOOKING INFORMATION

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Communications & Public Relations
214-840-5477
ir@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

Consolidated Income Statements

Regency Energy Partners LP
Consolidated Statements of Operations
($ in thousands)

	Three Months Ended
	March 31, 2011	March 31, 2010 (1)

REVENUES
Gas sales, including related party amounts	$110,087	$140,904
NGL sales, including related party amounts	118,251	89,806
Gathering, transportation and other fees, including related party amounts	81,836	69,485
Net realized and unrealized loss from derivatives	(1,714)	(939)
Other, including related party amounts	8,792	5,529
Total revenues	317,252	304,785

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	216,261	217,271
Operation and maintenance	33,672	28,527
General and administrative, including related party amounts	18,997	15,403
Loss on asset sales, net	28	284
Depreciation and amortization	40,236	24,895
Total operating costs and expenses	309,194	286,380

OPERATING INCOME	8,058	18,405

Income from unconsolidated subsidiaries	23,808	7,913
Interest expense, net	(20,007)	(20,482)
Loss on debt refinancing, net	-	(1,780)
Other income and deductions, net	2,414	(3,273)
INCOME BEFORE INCOME TAXES	14,273	783
Income tax (benefit) expense	(32)	321
INCOME FROM CONTINUING OPERATIONS	14,305	462
DISCONTINUED OPERATIONS
Net loss from operations of east Texas assets	-	(912)
NET INCOME (LOSS)	$14,305	$(450)
Net income attributable to noncontrolling interest	(231)	(162)
NET INCOME (LOSS) ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$14,074	$(612)

(1) Amounts differ from previously disclosed amounts due to the presentation as discontinued operations for the disposition of east Texas assets.

Segment Financial and Operating Data

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Gathering and Processing Segment
Financial data:
Segment margin (1)	$53,800	$50,802
Adjusted segment margin (1)	52,085	54,608
Operating data:
Throughput (MMbtu/d)	1,005,797	1,005,172
NGL gross production (Bbls/d)	28,202	23,118

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets, as well as a functional reorganization of our operating segments.

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Contract Compression Segment (1)
Financial data:
Segment margin	$41,440	$37,030
Operating data:
Revenue generating horsepower	848,026	759,704

(1) Segment margin varies from previously disclosed amounts due to a functional reorganization of our operating segments.

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Contract Treating Segment
Financial data:
Segment margin	$7,251	$-
Operating data:
Revenue generating GPM	3,268	-

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Corporate & Others
Financial data:
Segment margin (1)	$5,053	$5,014

(1) Segment margin varies from previously disclosed amounts due to a functional reorganization of our operating segments.

The following provides key performance measures for 100% of the Haynesville Joint Venture and the MEP Joint Venture

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Joint Ventures Segment
Financial data:
Segment margin	$47,472	$33,879
Operating data:
Throughput (MMbtu/d)	1,516,632	882,626

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Joint Ventures Segment
Financial data:
Segment margin	$60,969	$47,316
Operating data:
Throughput (MMbtu/d)	1,389,751	1,348,044

The following provides reconciliation of Non-GAAP Measures to GAAP Measures for 100% of the Haynesville Joint Venture and the MEP Joint Venture

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Net income	$30,156	$18,403
Add (Deduct):
Operation and maintenance	4,719	4,774
General and administrative	4,344	4,318
Depreciation and amortization	8,082	6,321
Interest expense, net	136	102
Other income and deductions, net	35	(39)
Total Segment Margin (1)	$47,472	$33,879

(1) Calculation represents 100% of Haynesville Joint Venture's Segment Margin.

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Net income	$20,410	$10,948
Add:
Operation and maintenance	3,130	1,279
General and administrative	7,197	8,186
Depreciation and amortization	17,377	16,107
Interest expense, net	12,855	12,558
Other income and deductions, net	-	(1,762)
Total Segment Margin (1)	$60,969	$47,316

(1) Calculation represents 100% of MEP Joint Venture's Segment Margin.

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Net income (loss)	$14,305	$(450)
Add (deduct):
Interest expense, net	20,007	20,564
Depreciation and amortization	40,236	27,475
Income tax (benefit) expense	(32)	321
EBITDA (1) (2)	$74,516	$47,910
Add (deduct):
Non-cash (gain) loss from commodity and embedded derivatives	(4,290)	7,191
Non-cash unit based compensation (3)	921	1,597
Loss on asset sales, net	28	284
Income from unconsolidated subsidiaries	(23,808)	(7,913)
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA (4)	19,189	10,675
Partnership's ownership interest in MEP Joint Venture's adjusted EBITDA (5)	25,270	-
Loss on debt refinancing, net	-	1,780
Other expense, net	(89)	90
Adjusted EBITDA (6)	$91,737	$61,614

(1) Earnings before interest, taxes, depreciation and amortization.

(2) EBITDA varies from previously disclosed amounts as a result of new accounting pronouncement that requires disclosing non-controlling interest in income separately on the face of the income statement.

(3) The Partnership added non-cash unit based compensation as a reconciling item from EBITDA to adjusted EBITDA. Previous comparative periods have been restated.

(4) 100% of Haynesville Joint Venture's Adjusted EBITDA is calculated as follows:
Net income Haynesville Joint Venture	$30,156	$18,403
Add:
Depreciation and amortization	8,082	6,321
Interest expense, net	136	102
Loss on insurance settlement	11	-
Haynesville Joint Venture's Adjusted EBITDA	$38,385	$24,826

(5) 100% of MEP Joint Venture's Adjusted EBITDA is calculated as follows:
Net income MEP Joint Venture	$20,410	$-
Add:
Depreciation and amortization	17,377	-
Interest expense, net	12,855	-
MEP Joint Venture's Adjusted EBITDA	$50,642	$-

(6) Adjusted EBITDA and Combined Adjusted EBITDA differs from previously disclosed amounts as a result of the inclusion of non-cash unit based compensation as a reconciling item to Adjusted EBITDA.

Non-GAAP Adjusted Segment Margin to GAAP Net Income

	Three Months Ended March 31,
	2011	2010
	($ in thousands)
Net income (loss)	$14,305	$(450)
Add (Deduct):
Operation and maintenance	33,672	28,527
General and administrative	18,997	15,403
Loss on asset sales, net	28	284
Depreciation and amortization	40,236	24,895
Income from unconsolidated subsidiaries	(23,808)	(7,913)
Interest expense, net	20,007	20,482
Loss on debt refinancing, net	-	1,780
Other income and deductions, net	(2,414)	3,273
Income tax (benefit) expense	(32)	321
Discontinued operations	-	912
Total Segment Margin (1)	100,991	87,514
Non-cash (gain) loss from commodity derivatives	(1,715)	3,806
Adjusted Total Segment Margin (1)	99,276	91,320

Contract Compression Segment Margin (1)	41,440	37,030

Contract Treating Segment Margin (1)	7,251	-

Corporate & Others Segment Margin (1)	5,053	5,014

Inter-segment Elimination	(6,553)	(5,332)

Adjusted Gathering and Processing Segment Margin (1)	$52,085	$54,608

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to the presentation of discontinued operations for the disposition of east Texas assets and a functional reorganization of our operating segments.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
March 31, 2011
($ in thousands)
Net cash flows provided by operating activities	$57,366
Add (deduct):
Depreciation and amortization, including debt issuance cost amortization	(41,649)
Amortization of excess fair value of unconsolidated subsidiaries	(1,462)
Income from unconsolidated subsidiaries	25,270
Derivative valuation change	4,686
Loss on asset sales, net	(28)
Unit based compensation expenses	(921)
Trade accounts receivables, accrued revenues, and related party receivables	(7,300)
Other current assets	2,096
Trade accounts payable, accrued cost of gas and liquids, related party payables and deferred revenues	12,145
Other current liabilities	(10,613)
Distributions received from unconsolidated subsidiaries	(25,270)
Other assets and liabilities	(15)
Net income	$14,305
Add:
Interest expense, net	20,007
Depreciation and amortization	40,236
Income tax benefit	(32)
EBITDA	$74,516
Add (deduct):
Non-cash gain from derivatives	(4,290)
Non-cash unit based compensation	921
Loss on asset sales, net	28
Income from unconsolidated subsidiaries	(23,808)
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA	19,189
Partnership's ownership interest in MEP Joint Venture's adjusted EBITDA	25,270
Other expense, net	(89)
Adjusted EBITDA	$91,737
Add (deduct):
Interest expense, excluding capitalized interest	(19,446)
Maintenance capital expenditures	(3,433)
Convertible preferred distribution	(1,945)
Joint venture adjustments (1)	(8,022)
Others	60
Cash available for distribution	$58,951

(1) Adjustments for the Partnership's share of the Haynesville Joint Venture's and MEP Joint Venture's adjustments between their respective adjusted EBITDA and cash available for distribution. Adjustments mainly include interest expense and maintenance capital expenditures.